Exhibit 10.5

              [Form of Award Letter for Retention Restricted Stock]

                                                                  ________, 20__


[Insert name and address]


Dear :

     This letter is to notify you that, effective _________, 20__, the Compensation and Personnel Committee (the "Committee") of the Board of Directors awarded you a Restricted Stock Award with under the 2003 Stock Incentive Plan, as amended and restated (the "Plan"). The purpose of this discretionary award is to reward, motivate and retain key management personnel. Your award reflects the belief of the Committee and the Board of Directors that you are a key contributor to Circuit City's success. Subject to the requirements and limitations set forth in this letter, your award is for the following number of shares and vests on the following dates:

           No. of Shares of Restricted Stock Granted:                    ______

           Grant Date:  [DATE]

           On July 1, 2009, 100% of the total shares granted shall vest.

     This award is not contingent upon either corporate performance or your own. However, the value of your award rises directly and fully with the market price of our stock. The better we all perform, the more the stock will likely be worth.

     The concept of Restricted Stock is simple. After you sign and return this letter, your shares will be held in escrow for you by the Restricted Stock Custodian named below until the vesting date. You may not sell, give away, pledge or otherwise transfer any of your Restricted Stock before the vesting date. However, you will have all of the other rights of a shareholder during the period until the vesting date, including the right to vote and receive dividends.

     If you are still employed on a full-time active basis by the Company on the vesting date, your shares will be released from escrow and the stock will be freely tradable, subject to applicable securities law restrictions.

     If your employment with the Company terminates before the vesting date because you die or become disabled, any restrictions on outstanding Restricted Stock as set forth in this award agreement shall lapse and the shares will vest as of the date of your death or disability.

     If your employment with the Company terminates before the vesting date for reasons other than your death or disability, if you change to a part-time status or if you retire from the Company, your Restricted Stock will be forfeited as of your termination date, retirement or change in status date, whichever is applicable.

[SVP & Above Award Letters Only:
     On the final vesting date, if you are one of the Named Executive Officers of the Company in the Proxy Statement for the most recent fiscal year-end (as defined by the SEC proxy rules then in effect), then the following performance condition will apply to any shares under the award which are not yet vested: the Company's closing stock price on the final vesting date as reported by the exchange on which the Common Stock generally has the greatest trading volume must equal or exceed $[GRANT DATE FMV + 10%, ROUNDED TO NEAREST WHOLE SHARE] per share (adjusted for stock dividends, stock splits, combinations of shares or other recapitalizations having like effects) for a minimum of five consecutive trading days. If this performance condition is not met, then the award will not vest and will remain restricted for an additional period of three years, during which the award will vest if the Company's closing stock price as reported by the exchange on which the Common Stock generally has the greatest trading volume equals or exceeds $[GRANT DATE FMV + 10%, ROUNDED TO NEAREST WHOLE SHARE] per share (adjusted for stock dividends, stock splits, combinations of shares or other recapitalizations having like effects) for a minimum of five consecutive trading days. If this performance condition is not met within three years after the final vesting date, then the shares subject to this performance measure shall be forfeited.

     By accepting this award, you agree that if (i) you are a senior executive officer subject to the Company's stock ownership guidelines at the time all or a portion of these shares vest and (ii) you have not yet achieved the ownership levels for your then current position, then upon vesting of any shares awarded under this agreement you will retain at least fifty percent (50%) of the shares remaining after satisfaction of the applicable tax liability.]

     Other details about your award are:

     1. Restricted Stock Custodian. The Restricted Stock Custodian is Wells Fargo Shareowners Services. If you need to contact the Restricted Stock Custodian at any time while your shares are in escrow, you may do so by writing to the Restricted Stock Custodian at the following address. The Company may change the Restricted Stock Custodian before your vesting date. If so, you will be informed of the new Restricted Stock Custodian and its address.

                           Wells Fargo Shareowners Services
                           Stock Transfer
                           161 North Concord Exchange
                           South St. Paul, MN  55075-1139

     2. Rights as a Shareholder. While your shares are being held by the Restricted Stock Custodian, you will have voting and dividend rights. However, you will receive your dividends through the Restricted Stock Custodian and deliver your voting instructions to the Restricted Stock Custodian who will vote the shares for you. If the Restricted Stock Custodian does not receive your voting instructions at least three days before a shareholders' meeting, your shares will not be voted.

     3. Change of Control. If you are a full-time employee on a Change of Control of the Company, notwithstanding any provision hereof to the contrary, any restrictions on outstanding Restricted Stock as set forth in this award agreement shall lapse.

     4. Withholding Taxes. On the vesting date, you will have taxable income equal to the then current market value of the shares. The Company has the right to withhold the number of shares having an aggregate Fair Market Value equal to the amount of taxes required to be withheld or paid.

     5. Miscellaneous.

     a. This grant of Restricted Stock is not transferable by you except by will or by the laws of descent and distribution.

     b. The terms of this agreement shall be governed by the laws of Virginia, without regard to the conflict of law provisions of any jurisdiction.

     c. The Restricted Stock Award is granted pursuant to the Plan. The terms of the Plan are incorporated into this agreement and in the case of a conflict between the Plan and this agreement, the terms of the Plan shall control. Unless otherwise defined herein, all capitalized terms have the meanings given to them in the Plan.

     d. As described in the Plan, in the event of certain corporate transactions or other actions or events, the Committee may take such actions with respect to the Award as it deems appropriate and consistent with the Plan.

     e. This award letter is the entire agreement between you and the Company concerning the shares of restricted stock awarded pursuant to this letter. If you are a party to an Employment Agreement with the Company, you agree that in the case of a conflict between the Employment Agreement and this award letter, the terms of this award letter shall control.

     6. Acceptance of this Award. In order for your award to become effective, you must accept it by signing and returning the enclosed copy of this letter as soon as possible but in no event later than __________, 20__ to:


                            [insert name and address]


     Your signature will also constitute your agreement to the terms and conditions contained in this letter.

     The following documents contain additional detailed information about the Company and the Company's 2003 Stock Incentive Plan under which your Restricted Stock award was made. A copy of the Prospectus for the Plan is attached to this award agreement. If you have not previously been provided with them, a copy of the Plan, a copy of the 20__ Annual Report to Shareholders, and 10-K for Fiscal 20__ may be requested from ________________. General terms concerning Restricted Stock awards, which are contained in the Plan, but are not repeated in this letter, will also be considered a part of this letter.

                                   Sincerely,


                                   Senior Vice President
                                   Human Resources

ACCEPTED:


Associate Signature


Printed Name


Date